Exhibit 99.1
NEWS RELEASE
NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS,
INCLUDING RECORD PROVED RESERVES
HOUSTON (February 10, 2011) — Noble Energy, Inc. (NYSE: NBL) reported today fourth quarter 2010 net income of $52 million, or $0.29 per share diluted, on revenues of $783 million. Included in net income for the quarter were a few items which are typically not considered by analysts in published estimates. Excluding the impact of these items, which included an unrealized commodity derivative loss and certain asset impairments, fourth quarter 2010 adjusted net income(1) was $185 million, or $1.04 per share diluted. The Company reported net income of $8 million during the final quarter of 2009, or $0.05 per share diluted, on revenues of $760 million. Adjusted net income(1) for the fourth quarter of 2009 was $178 million, or $1.01 per share diluted.
Discretionary cash flow(1) for the fourth quarter 2010 was $516 million compared to $477 million for the similar quarter in 2009. Net cash provided by operating activities was $494 million, and capital expenditures(2) were $596 million.
Key highlights for the fourth quarter of 2010 include:
•	Sold 219 thousand barrels of oil equivalent per day (MBoe/d), with full year 2010 sales volumes of 216 MBoe/d

•	Increased Central DJ basin volumes and liquids as a percent of total basin volumes to 56 MBoe/d and 57 percent, respectively

•	Completed 10 additional horizontal Niobrara wells in the DJ basin, including the Hanscome well in the core of Wattenberg which had initial 24-hour production of over 1,250 Boe/d

•	Finalized well completion work at the Galapagos project in the deepwater Gulf of Mexico

•	Discovered the Company’s largest exploration success in its history at Leviathan, offshore Israel, with gross mean natural gas resources of 16 trillion cubic feet

•	Sanctioned the Alen project, offshore Equatorial Guinea

•	Recorded year-end proved reserves of nearly 1.1 billion barrels of oil equivalent (BBoe)

•	Replaced 520 percent of 2010 production, with replacement costs of $6.50 per barrel of oil equivalent (Boe)

•	Ended the year with over $2.8 billion of liquidity between cash and available credit
Noble Energy reported full year 2010 net income of $725 million, or $4.10 per share diluted, on revenues of $3.0 billion. Adjusted net income(1) for 2010 was $746 million, or $4.22 per share diluted. Discretionary cash flow(1) and net cash provided by operating activities for the year were $1.9 billion. Total year capital expenditures(2) were $2.1 billion.
Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “Noble Energy’s fourth quarter ended 2010 with great results, based on a portfolio of strong global production and cash flows. The exploration discovery at Leviathan, which holds huge potential for Noble Energy and the State of Israel, adds to the lineup of major projects that we have identified over the last few years. Our teams continue to progress these projects, with new wells drilled in multiple areas of our vast horizontal Niobrara acreage in the Central DJ basin and the further development of the Aseng oil project in West Africa, among others. Our proved reserves increased substantially in 2010 with initial bookings at Tamar and Alen, and we still have a large amount of discovered resources in the queue for future booking. We are entering the new year in a very strong financial position, focused on executing a broad lineup of exploration and development projects that continue to transform Noble Energy.”
Fourth quarter 2010 sales volumes for the Company averaged 219 MBoe/d, up six percent from the fourth quarter 2009. The mix of sales volumes for the fourth quarter 2010 was 33 percent liquids, 42 percent international natural gas, and 25 percent U.S. natural gas. Production volumes for the quarter were 220 MBoe/d.
Onshore U.S. volumes totaled 97 MBoe/d for the fourth quarter 2010 versus 90 MBoe/d in the same quarter last year. In the Central DJ basin, liquid production was up 12 thousand barrels per day, an increase of 60 percent from the fourth quarter 2009, while natural gas volumes were relatively flat. DJ basin liquids, as a percent of all basin volumes, increased from 45 percent in the fourth quarter last year to 57 percent in the 2010 period. Continued development of Wattenberg and the horizontal Niobrara play, as well as the impact of the asset acquisition early in 2010, contributed to the increases. Onshore U.S. volumes for the fourth quarter 2010 do not include the approximately 6 MBoe/d of mostly oil assets which were sold in the third quarter 2010. Offshore U.S. volumes were 22 MBoe/d and were benefitted by continued strong performance at the Swordfish field. Total U.S. volumes were eight percent higher to 119 MBoe/d for the fourth quarter 2010 versus 110 MBoe/d a year ago.

Noble Energy’s international assets sold 100 MBoe/d for the final quarter of 2010, an increase of four percent from the fourth quarter of 2009. Continued market demand for natural gas in Israel resulted in 26 percent higher Israel sales volumes. Crude oil volumes in the North Sea were higher, primarily as a result of increased deliverability at the Dumbarton complex, as well as maintenance that impacted the 2009 period. The late November 2010 termination of the Block 3 production sharing contract offshore Ecuador lowered the Company’s volumes slightly over 10 million cubic feet of natural gas per day on average for the fourth quarter 2010.
Crude oil and condensate prices were up significantly from the fourth quarter of 2009 to 2010. The Company’s global crude oil averaged $83.02 per barrel, up 21 percent versus the fourth quarter 2009. Natural gas realizations in the U.S. declined, with the Company averaging $3.57 per thousand cubic feet (Mcf) versus $4.37 per Mcf in the fourth quarter 2009. Natural gas liquid pricing in the U.S. averaged $43.88 per barrel for the fourth quarter of 2010, representing 54 percent of the Company’s average U.S. crude oil realization.
Total production costs per Boe, including lease operating expense, production and ad valorem taxes, and transportation were down nearly three percent from the last quarter of 2009 to $6.95 per Boe for the fourth quarter 2010. Lease operating expense and depreciation, depletion, and amortization per Boe decreased four percent and three percent, respectively, to $4.62 and $10.97 per Boe. The unit rates were benefitted by the Company’s mix of sales volumes for the quarter, as well as the sale of higher-cost onshore U.S. assets in the third quarter 2010. Exploration expense for the fourth quarter 2010 includes $50 million in seismic expenditures. General and administrative expenses were up due to increased staffing for the development of the Company’s major projects. The Company’s adjusted effective tax rate for the fourth quarter 2010 was 29 percent, with 22 percent deferred.
The adjustment items to net income for the fourth quarter 2010 included a $145 million pre-tax loss on the mark-to-market of unsettled commodity derivatives. In addition, the Company recorded $44 million of asset impairments related to the Company’s onshore U.S. development at Iron Horse, as well as at Noa, offshore Israel.
PROVED RESERVES
Estimated reserves at the end of 2010 were approximately 1.1 BBoe, up 33 percent from 2009. Reserves in the U.S. accounted for 45 percent of the total, with International the remaining 55 percent. The Company’s 2010 reserve mix is 34 percent global liquids, 41 percent international natural gas, and 25 percent U.S. natural gas.
Noble Energy added total proved reserves of 412 million barrels of oil equivalent (MMBoe) in 2010. These additions replaced approximately 520 percent of 2010 production at a cost of $6.50 per Boe(3).
The Company’s international portfolio added 303 MMBoe of reserves, accounting for approximately 75 percent of total 2010 reserve additions. Initial major-project bookings at Tamar, offshore Israel, and Alen, offshore Equatorial Guinea, were recorded in 2010. At Tamar, Noble Energy added reserves of 1.7 trillion cubic feet of natural gas, representing approximately two-thirds of the Company’s net mean resources at the field. The additions at Alen are a portion of the condensate resources, with a significant amount of natural gas resources to be booked as the gas monetization project in Equatorial Guinea progresses.
U.S. additions of 109 MMBoe resulted in approximately 250 percent replacement of domestic production and were driven largely by the vertical and horizontal drilling programs at Wattenberg and the greater Central DJ basin. The asset purchase in early 2010 of primarily Wattenberg reserves represented the majority of reserves acquired.
Positive price revisions, impacting both U.S. natural gas and crude oil, benefitted the Company’s proved reserves by 43 MMBoe in 2010 versus 2009. The increases came primarily in Wattenberg and other Rocky Mountain assets. Proved reserves in the U.S. were reduced 30 MMBoe as a result of the SEC rules requiring development of proved undeveloped reserves within five years. These resources, primarily located in Wattenberg, are expected to be re-booked to proved reserves as drilling occurs in future years.
The Company divested 34 MMBoe of mature onshore U.S. assets during 2010. In addition, 27 MMBoe of reserves were removed as a result of the termination of the Block 3 production sharing contract offshore Ecuador.
(1)	A Non-GAAP measure, see attached Reconciliation Schedules

(2)	Capital expenditures for the fourth quarter and full year 2010 exclude a non-cash accrual related to construction progress to-date on the Aseng FPSO

(3)	Costs incurred for purposes of replacement cost calculation exclude the non-cash accrual related to construction progress to-date on the Aseng FPSO

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-471-3840 and 719-325-2392. A replay will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ basin, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. We have elected not to disclose the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “gross mean resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosures and risk factors in our Forms

10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Earnings
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net Income (Loss)	$52	$8	$725	$(131)

Unrealized (gains) losses on commodity derivative instruments	145	99	(70)	606
(Gain) loss on asset sale [1]	1	—	(113)	(24)
Asset impairments [2]	44	167	144	604
Rig contract termination expense	—		27
Refund of deepwater Gulf of Mexico	—		—
royalties, including interest	—	(97)	—	(97)
Other adjustments, net	2	(6)	4	7

Total Adjustments before tax	192	163	(8)	1,096

Income Tax Effect of Adjustments [3]	(59)	7	29	(375)

Adjusted Earnings [4]	$185	$178	$746	$590

Adjusted Earnings Per Share
Basic	$1.06	$1.03	$4.27	$3.41
Diluted	1.04	1.01	4.22	3.37

Weighted average number of shares outstanding
Basic	175	173	175	173
Diluted [5]	178	176	177	175

[1]	Gain on asset sale relates to the sale of non-core US onshore assets in 2010 and the recognition of the gain on the sale of Argentina assets in 2009.

[2]	Impairments for 2010 related to our Iron Horse development, an onshore US area, our non-core New Albany Shale assets, our investment in the Noa/Noa South development, offshore Israel and certain other Gulf of Mexico assets. Impairments for 2009 related to Granite Wash, an onshore US area, and our Main Pass asset located in the Gulf of Mexico shelf.

[3]	The net tax effects are determined by calculating the tax provision for GAAP Net Income (Loss), which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different.

[4]	Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance.

[5]	The adjusted diluted earnings per share calculation for the year ended December 31, 2009 includes an increase to diluted shares of approximately 2 million shares representing the incremental dilutive shares that were anti-dilutive, for GAAP purposes, and therefore excluded from the calculation of GAAP net loss per share for the year ended December 31, 2009.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues
Crude oil and condensate	$482	$385	$1,795	$1,261
Natural gas	187	203	834	701
NGLs	61	32	203	98
Income from equity method investees	33	32	118	84
Other revenues	20	108	72	169

Total revenues	783	760	3,022	2,313

Operating Expenses
Lease Operating Expense	93	91	376	372
Production and Ad Valorem Taxes	29	28	125	94
Transportation Expense	18	16	69	59
Exploration expense	78	42	245	144
Depreciation, depletion and amortization	221	215	883	816
General and administrative	83	64	277	237
(Gain) loss on asset sale	1	—	(113)	(22)
Asset impairments	44	167	144	604
Other operating expense, net	14	23	64	67

Total operating expenses	581	646	2,070	2,371

Operating Income (Loss)	202	114	952	(58)
Other (Income) Expense
(Gain) Loss on commodity derivative instruments	123	16	(157)	110
Interest, net of amount capitalized	11	20	72	84
Other expense (income), net	(1)	(7)	6	12

Total other (income) expense	133	29	(79)	206

Income (Loss) Before Taxes	69	85	1,031	(264)
Income Tax Provision (Benefit)	17	77	306	(133)

Net Income (Loss)	$52	$8	$725	$(131)

Earnings (Loss) Per Share, Basic	$0.29	$0.05	$4.15	$(0.75)
Earnings (Loss) Per Share, Diluted	0.29	0.05	4.10	(0.75)

Weighted Average Number of Shares Outstanding, Basic	175	173	175	173
Weighted Average Number of Shares Outstanding, Diluted	178	176	177	173

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	37	38	39	37
Equatorial Guinea	13	14	11	14
North Sea	10	5	10	7
China	4	4	4	4

Total consolidated operations	64	61	64	62
Equity method investee	1	2	2	2

Total sales volumes	65	63	66	64

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$80.52	$68.74	$75.03	$55.19
Equatorial Guinea	86.11	67.53	78.44	55.94
North Sea	89.28	67.79	80.24	59.51
China	80.77	69.44	75.15	54.40

Consolidated average realized prices	$83.02	$68.43	$76.46	$55.76

Natural Gas Sales Volumes (MMcf/d)
United States	402	386	400	397
Equatorial Guinea	243	244	226	239
Israel	131	104	130	114
North Sea	4	6	6	5
Ecuador	17	30	25	26

Total sales volumes	797	770	787	781

Natural Gas Realized Prices ($/Mcf)
United States	$3.57	$4.37	$4.17	$3.61
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	3.87	4.13	4.03	3.47
North Sea	5.83	5.23	5.35	5.75

Average realized prices	$2.61	$2.99	$3.00	$2.54

Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	15	8	14	10
Equity method investee	7	7	5	6

Total sales volumes	22	15	19	16

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$43.88	$38.98	$41.21	$27.96

Barrels of Oil Equivalent Volumes (MBoe/d)
United States	119	110	119	113
Equatorial Guinea	53	55	49	54
Israel	22	17	22	19
North Sea	10	6	11	8
Ecuador	3	5	4	4
China	4	4	4	4

Total consolidated operations	211	197	209	202
Equity method investee	8	9	7	8

Total barrels of oil equivalent (MBoepd)	219	206	216	210

Barrels of oil equivalent volumes (MMBoe)	20	19	79	77

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions)

	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$1,081	$1,014
Accounts receivable, net	556	465
Other current assets	201	199

Total current assets	1,838	1,678
Net property, plant and equipment	10,264	8,916
Goodwill	696	758
Other noncurrent assets	484	455

Total Assets	$13,282	$11,807

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$927	$548
Other current liabilities	495	442

Total current liabilities	1,422	990
Long-term debt	2,272	2,037
Deferred income taxes	2,110	2,076
Other noncurrent liabilities	630	547

Total Liabilities	6,434	5,650

Total Shareholders’ Equity	6,848	6,157

Total Liabilities and Shareholders’ Equity	$13,282	$11,807

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted Earnings [1]	$185	$178	$746	$590
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	221	215	883	816
Exploration expense	78	42	245	144
Capitalized interest	(22)	(15)	(67)	(45)
(Income) / distributions from equity method investments, net	15	23	21	8
Deferred compensation adjustment	11	5	15	23
Deferred income taxes	17	4	31	100
Stock-based compensation expense	14	12	54	49
Other, net	(3)	13	(14)	5

Discretionary Cash Flow [2]	516	477	1,914	1,690

Reconciliation to Operating Cash Flows
Net changes in working capital	24	(158)	158	(147)
Cash exploration costs	(77)	(42)	(187)	(133)
Capitalized interest	22	15	67	45
Current tax benefit (expense) of net income adjustments	4	232	12	96
Rig contract termination expense	—	2	(27)	(22)
Other adjustments	5	(4)	9	(21)

Net Cash Provided by Operating Activities	$494	$522	$1,946	$1,508

Capital expenditures (accrual based)	$596	$384	$2,143	$1,317
DJ Basin asset acquisition	—	—	498	—
Increase in obligation under FPSO lease	78	29	266	29

Total Capital Expenditures (Accrual Based)	$674	$413	$2,907	$1,346

Proceeds from Sale of Property, Plant and Equipment	$12	$—	$564	$3

[1]	See Schedule 1, Reconciliation of Net Income (Loss) to Adjusted Earnings

[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Reclassification from Accumulated Other
Comprehensive Loss (AOCL) to Revenue [1]
Crude oil	$(5)	$(12)	$(19)	$(58)
Natural gas	—	—	(1)	—

Total Revenue Decrease	$(5)	$(12)	$(20)	$(58)

Gain (Loss) on Derivative Instruments
Crude oil
Realized	$(19)	$34	$(23)	$246
Unrealized	(94)	(96)	(35)	(401)

Total crude oil	(113)	(62)	(58)	(155)

Natural gas
Realized	41	49	110	250
Unrealized	(51)	(3)	105	(205)

Total natural gas	(10)	46	215	45

Total Gain (Loss) on Derivative Instruments	$(123)	$(16)	$157	$(110)

Summary of Cash Settlements
Realized gain (loss) on derivative instruments	$22	$83	$87	$496
Amounts reclassified from AOCL	(5)	(12)	(20)	(58)

Cash settlements received (paid)	$17	$71	$67	$438

[1]	The amounts in AOCL represent deferred unrealized hedge gains and losses. Upon settlement, these deferred gains and losses are reclassified from AOCL to net income as increases or decreases to crude oil and natural gas revenues, and impact reported realized commodity prices. As of December 31, 2010, all deferred gains and losses had been reclassified.

Schedule 7
Noble Energy, Inc.
Supplemental Data
(in millions)
(Unaudited)

2010 Costs Incurred in Oil and Gas Activities	United States	Int'l [1]	Total

Property acquisition costs:
Proved	$352	$—	$352
Unproved	304	1	305

Total acquisition costs	656	1	657
Exploration costs	306	112	418
Development costs	949	639	1,588
Asset retirement obligations	15	2	17

Subtotal costs incurred	1,926	754	2,680
Increase in FPSO Lease Obligation	—	266	266

Total costs incurred	$1,926	$1,020	$2,946

Reconciliation to Capital Spending
Total costs incurred			$2,946
Exploration overhead			(70)
Lease rentals			(7)
Asset retirement obligations			(17)

Total oil and gas spending			2,852
Other capital			55

Total capital spending			$2,907

Proved Reserves [2]	United States	Int'l [1]	Total

Total Barrel Oil Equivalents (MMBoe)
Beginning reserves — December 31, 2009	464	356	820
Revisions of previous estimates	14	(10)	4
Extensions, discoveries and other additions	48	313	361
Purchase of minerals in place	47	—	47
Sale of minerals in place	(34)	(27)	(61)
Production	(43)	(36)	(79)

Ending reserves — December 31, 2010	496	596	1,092

Proved Developed Reserves (MMBoe)
December 31, 2009	308	242	550
December 31, 2010	312	190	502

[1]	International includes Equatorial Guinea, Israel, North Sea and China.

[2]	Netherland, Sewell & Associates, Inc. performed an audit of over 88% of Noble Energy’s year-end 2010 total proved reserves and concluded the Company’s estimates of proved reserves, in the aggregate, are reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles.